Term Sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011 and
product supplement no. 4-I dated November 14, 2011
underlying supplement no. 1-I dated November 14, 2011
Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated April 4, 2013; Rule 433
Structured Investments	$ Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund due April 23, 2014
General
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The notes are designed for investors who seek to participate in the appreciation of the iShares® MSCI Emerging Markets Index Fund, up to the Maximum Return of at least 12.80% at maturity, and who anticipate that the closing price of one share of the Fund will not be less than the Initial Share Price by more than 20.00% on any day during the Monitoring Period.  Investors should be willing to forgo interest and dividend payments and, if the closing price of the Fund is less than the Initial Share Price by more than 20.00% on any day during the Monitoring Period, be willing to lose some or all of their principal.  If the closing price of the Fund is not less than the Initial Share Price by more than 20.00% on any day during the Monitoring Period, investors have the opportunity to receive the greater of (a) the Fund Return and (b) the Contingent Minimum Return of at least 3.00% at maturity, subject to the Maximum Return of at least 12.80%.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 23, 2014†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about April 5, 2013 and are expected to settle on or about April 10, 2013.
Key Terms
Fund:	The iShares® MSCI Emerging Markets Index Fund (“EEM”) (the “Fund”).
Knock-Out Event:	A Knock-Out Event occurs if on any day during the Monitoring Period, the closing price of one Share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	20.00%
Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Fund, subject to the Maximum Return.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return), subject to the Maximum Return
If a Knock-Out Event has occurred, you will lose some or all of your initial investment at maturity if the Final Share Price is less than the Initial Share Price.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Fund, subject to the Contingent Minimum Return and the Maximum Return.  If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Fund Return, subject to the Maximum Return.  For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?” in this term sheet.

Maximum Return:
At least 12.80%.  The actual Maximum Return and the actual maximum payment at maturity will be determined on the pricing date and will not be less than 12.80% and $1,128.00 per $1,000 principal amount note, respectively.

Contingent Minimum Return:	At least 3.00%. The actual Contingent Minimum Return will be determined on the pricing date and will not be less than 3.00%.
Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date.
Fund Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the pricing date, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the Observation Date.
Share Adjustment Factor:
Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Additional Fund Provisions - A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information about these adjustments.

Observation Date†:	April 17, 2014
Maturity Date†:	April 23, 2014
CUSIP:	48126DM30
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Payment at Maturity — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I

Investing in the Capped Single Observation Knock-Out Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement, underlying supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 4, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 4-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no.1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table illustrates the hypothetical total return at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or hypothetical payment at maturity set forth below assumes an Initial Share Price of $42.00, a Contingent Minimum Return of 3.00% and a Maximum Return of 12.80% and reflects the Knock-Out Buffer Amount of 20.00%.  Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return
Final Share Price	Fund Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
$75.6000	80.00%	12.80%	12.80%
$71.4000	70.00%	12.80%	12.80%
$67.2000	60.00%	12.80%	12.80%
$63.0000	50.00%	12.80%	12.80%
$58.8000	40.00%	12.80%	12.80%
$52.5000	25.00%	12.80%	12.80%
$50.4000	20.00%	12.80%	12.80%
$48.3000	15.00%	12.80%	12.80%
$47.3760	12.80%	12.80%	12.80%
$46.2000	10.00%	10.00%	10.00%
$43.2600	5.00%	5.00%	5.00%
$43.0500	2.50%	3.00%	2.50%
$42.4200	1.00%	3.00%	1.00%
$42.0000	0.00%	3.00%	N/A
$39.9000	-5.00%	3.00%	N/A
$37.8000	-10.00%	3.00%	N/A
$35.7000	-15.00%	3.00%	N/A
$33.6000	-20.00%	3.00%	N/A
$33.5958	-20.01%	N/A	-20.01%
$29.4000	-30.00%	N/A	-30.00%
$25.2000	-40.00%	N/A	-40.00%
$21.0000	-50.00%	N/A	-50.00%
$16.8000	-60.00%	N/A	-60.00%
$12.6000	-70.00%	N/A	-70.00%
$8.4000	-80.00%	N/A	-80.00%
$4.2000	-90.00%	N/A	-90.00%
$0.0000	-100.00%	N/A	-100.00%
(1)  The closing share price of one share of the Reference Stock is greater than or equal to $33.60 (80.00% of the hypothetical Initial Stock Price) on each day during the Monitoring Period.
(2)  The closing share price of one share of the Reference Stock is less than $33.60 (80.00% of the hypothetical Initial Stock Price) on at least one day during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1:  The closing price of one share of the Fund increases from the Initial Share Price of $42.00 to a Final Share Price of $43.05— a Knock-Out Event has not occurred.  Because the Fund Return of 2.50% is less than the hypothetical Contingent Minimum Return of 3.00%, the investor receives a payment at maturity of $1,030 per $1,000 principal amount note.

Example 2:  The closing price of one share of the Fund decreases from the Initial Share Price of $42.00 to a Final Share Price of $39.90 — a Knock-Out Event has not occurred.  Because the Fund Return of -5% is less than the hypothetical Contingent Minimum Return of 3.00%, the investor receives a payment at maturity of $1,030 per $1,000 principal amount note.
Example 3:  The closing price of one share of the Fund increases from the Initial Share Price of $42.00 to a Final Share Price of $46.20 — a Knock-Out Event has not occurred.  Because the Fund Return of 10% is greater than the hypothetical Contingent Minimum Return of 3.00% but less than the hypothetical Maximum Return of 12.80%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100

Example 4:  The closing price of one share of the Fund decreases from the Initial Share Price of $42.00 to a Final Share Price of $25.20 — a Knock-Out Event has occurred.  Because the Final Share Price of $25.20 is less than the Initial Share Price of $42.00 by more than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event has occurred and because the Fund Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-2

Example 5:  The closing price of one share of the Fund increases from the Initial Share Price of $42.00 to a Final Share Price of $63.00.  Because the Fund Return of 50% is greater than the hypothetical Maximum Return of 12.80%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,128.00 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Fund, up to the Maximum Return of at least 12.80% at maturity.  If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of not less than 3.00%, for a minimum payment at maturity of at least $1,030 for every $1,000 principal amount note, subject to the Maximum Return of at least 12.80%.  The maximum payment at maturity will be at least $1,128.00 per $1,000 principal amount note.  The actual Contingent Minimum Return and Maximum Return will be set on the pricing date and will not be less than 3.00% and 12.80%, respectively.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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DIVERSIFICATION OF THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by  the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. For additional information about the Fund, see “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the notes are

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-3

uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld..

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Fund and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Fund Return is positive or negative.  If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 20.00% on any day during the Monitoring Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount of 20.00% will terminate.  If a Knock-Out Event has occurred, for every 1% that the Final Share Price is less than the Initial Share Price, you will lose an amount equal to 1% of the principal amount of your notes.  Under these circumstances, you could lose some or all of your initial investment at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Fund, which may be significant.  We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 12.80%.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE OBSERVATION PERIOD— If the closing price of one share of the Fund on any day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 20.00%, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Fund.  We refer to this feature as a contingent buffer.  Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your for every 1% that the Final Share Price is less than the Initial Share Price.  You will be subject to this potential loss of principal even if the Fund subsequently increases such that the closing price of one share of the Fund is less than the Initial Share Price by not more than the Knock-Out Buffer Amount of 20.00%, or is equal to or greater than the Initial Share Price.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN OF AT LEAST 3.00%* MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 20.00% on any day during the Monitoring Period, you will not be entitled to receive the Contingent Minimum Return of at least 3.00%* on the notes.  Under these circumstances, you may lose some or all of your initial investment at maturity and will be fully exposed to any depreciation in the Fund.

* The actual Contingent Minimum Return on the notes will be set on the pricing date and will not be less than 3.00%.

•
RISK OF A KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICE OF ONE SHARE OF THE FUND IS VOLATILE — The likelihood that the closing price of the Fund will be less than the Initial Share Price by more than the Knock-Out Buffer Amount of 20.00% on any day during the Monitoring Period, thereby triggering a Knock-Out

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-4

Event, will depend in large part on the volatility of the closing price of the Fund — the frequency and magnitude of changes in the closing price of the Fund.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the Fund will be adversely affected and the payment at maturity of the notes may be reduced

•
NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•
EMERGING MARKETS RISK — The foreign equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  Any of the foregoing could adversely affect the market value of shares of the Fund and the notes.

•
THERE ARE RISKS ASSOCIATED WITH THE FUND — Although shares of the Fund are listed for trading on NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.  In addition, the Fund is subject to management risk, which is the risk that the strategy of BlackRock Fund Advisors (“BFA”), the Fund’s investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results.  For example, BFA may select up to 10% of the Fund’s assets to be invested in securities not included in its Underlying Index but which BFA believes will help the Fund track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA. Any of such actions could adversely affect the market price of the shares of the  Fund, and consequently, the value of the notes.

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DIFFERENCES BETWEEN THE FUND AND THE MSCI EMERGING MARKETS INDEX — The Fund does not fully replicate the MSCI Emerging Markets Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Fund and the Underlying Index.  In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index.  Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-5

payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Fund would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Fund.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Fund on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Fund;

•	the time to maturity of the notes;

•	whether a Knock-Out Event has occurred or is expected to occur;

•	the dividend rates on the equity securities held by the Fund;

•	interest and yield rates in the market generally as well as in each of the markets of the equity securities held by the Fund;

•	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the Share Adjustment Factor;

•	a variety of economic, financial, political, regulatory and judicial events that affect the equity securities held by the Fund or the stock markets generally;

•
the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation between those rates and the prices of shares of the Fund; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-6

Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical Fund closing price of one share of the Fund from January 4, 2008 through March 28, 2013.  The NYSE ARCA was closed on March 29, 2013 in observance of Good Friday. The closing price of one share of the Fund on April 3, 2013 was $41.83.  We obtained the closing prices below from Bloomberg Financial Markets, without independent verification.

The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the pricing date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Fund or the equity securities held by the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund or the equity securities held by the Fund.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date.  In no event will that commission exceed $10.00 per $1,000 principal amount note.  JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee.  In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund	TS-7